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                                                                         EXHIBIT (12)

                                                        THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                                        ---------------------------------------------

                                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       -------------------------------------------------

Amounts in millions
                                                                                                                Nine Months Ended
                                                                          Years Ended June 30                        March 31
                                                  ----------------------------------------------------------  ---------------------
                                                     1998        1999        2000        2001        2002        2002        2003
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS AS DEFINED
-------------------
  Earnings from operations before income taxes
    after eliminating undistributed earnings
     of equity method investees                   $ 5,704     $ 5,866     $ 5,474     $ 4,574     $ 6,442     $ 5,159     $ 6,405

  Fixed charges                                       639         751         811         872         687         514         491
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
     TOTAL EARNINGS, AS DEFINED                   $ 6,343     $ 6,617     $ 6,285     $ 5,446     $ 7,129     $ 5,673     $ 6,896
                                                  ==========  ==========  ==========  ==========  ==========  ==========  ==========

FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense                                  $ 548       $ 650       $ 792       $ 794       $ 603       $ 453       $ 425
  1/3 of rental expense                                91         101          89          78          84          61          66
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
     TOTAL FIXED CHARGES AS DEFINED                 $ 639       $ 751       $ 881       $ 872       $ 687       $ 514       $ 491
                                                  ==========  ==========  ==========  ==========  ==========  ==========  ==========
     RATIO OF EARNINGS TO FIXED CHARGES               9.9         8.8         7.1         6.2        10.4        11.0        14.0
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